 Exhibit 10.13

Execution Version

AMENDED AND RESTATED

EXECUTIVE RETENTION AGREEMENT

This AMENDED AND RESTATED EXECUTIVE RETENTION AGREEMENT ("Agreement"), dated effective as of ______________ ___, 20__ (the "Effective Date"), is entered into between Dyax Corp., a Delaware corporation with offices at 55 Network Drive, Burlington, Massachusetts 01803 ("Dyax" or the "Company") and ___________________ (the "Executive") amends and restates that certain Executive Retention Agreement (the “Existing Retention Agreement”) between the Company and Executive dated ____________________ (the “Original Effective Date”).

WHEREAS, the Executive is an executive officer and key member of the Dyax management team.

WHEREAS, Dyax believes that it is in the best interests of the Company and of its stockholders to provide for the continuity and retention of its executive officers, including the Executive.

WHEREAS, the Existing Retention Agreement is being amended so that it includes each type of Award that may be subject to the terms hereof.

NOW, THEREFORE, as an inducement for and in consideration of the Executive remaining in the employ of the Company and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Executive agree that the Executive shall receive the severance payments set forth in this Agreement in the event the Executive's employment with the Company is terminated under the circumstances described below.

1.             Definitions.

Capitalized terms that are not defined herein shall have the meanings set forth in Exhibit A attached hereto.

2.             EMPLOYMENT STATUS.

The Executive acknowledges that this Agreement does not constitute a contract of employment or impose on the Company any obligation to retain the Executive as an employee and that this Agreement does not prevent the Company or the Executive from terminating his or her employment at any time, for any reason, before or after a Change in Control.

3.             Term of AgrEEMENT.

3.1           Term. This Agreement, and all rights and obligations of the parties hereunder, shall take effect upon the Effective Date and shall continue through the third anniversary of the Original Effective Date (the "Term"); provided, however, that that the Term shall be extended as follows:

(a)	Annual Extension. Commencing on third anniversary of the Original Effective Date and each anniversary of the Original Effective Date thereafter (each hereinafter referred to as a "Renewal Date"), the Term shall be automatically extended for one additional year so as to terminate one year after such Renewal Date, unless at least one year prior to such Renewal Date, the Company shall have given the Executive written notice that the Term will not be extended.

(b)	Extension Following Change in Control or Termination of Employment. If a Change in Control shall have occurred during the Term, then the Term shall automatically be extended for an additional year until one year after the closing of the transaction giving rise to the Change in Control. If either a termination of employment covered by Section 5.1 or a Change in Control covered by Section 5.2 shall have occurred during the Term, then the Term shall be extended through the Severance Period (or to such later date by which the Company has fulfilled all of its obligations under Section 5).

4.             Notice of Termination of Employment.

4.1          Notice of Termination. Any termination of the Executive's employment by the Company, or by the Executive prior to the first anniversary of a Change in Control (other than due to the death or Disability of the Executive) shall be communicated by a written notice to the other party hereto (the "Notice of Termination"), given in accordance with Section 8.2. Any Notice of Termination shall: (i) indicate (in the case of a termination by the Company) whether such termination is for Cause and (in the case of a termination by the Executive within one (1) year following a Change in Control) whether such termination is for Good Reason, (ii) to the extent applicable, set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment for Cause or for Good Reason, and (iii) specify the Termination Date.

4.2           Timing of Notice.

(a)	Any Notice of Termination for Cause given by the Company must be given within ninety (90) days of the initial existence of the occurrence or condition that constitutes Cause.

(b)	Any Notice of Termination for Good Reason given by the Executive must be given within thirty (30) days of the initial existence of the occurrence or condition that constitutes Good Reason. If the condition is capable of being corrected, the Company shall have thirty (30) days during which it may remedy the condition (the "Cure Period"). Notwithstanding the occurrence of any such event or circumstance, such occurrence shall not be deemed to constitute Good Reason if such event or circumstance has been fully corrected within the Cure Period. If the condition is not corrected, the Executive must leave employment within ninety (90) days after the Company fails to cure the condition giving rise to the Executive's claim for Good Reason during the Cure Period.

5.             Benefits to Executive.

5.1           Termination Prior to Change in Control. If, prior to a Change in Control (including a situation in which a Change in Control never occurs), the Company terminates the Executive's employment other than for Cause, Disability or death, then notwithstanding anything to the contrary contained in any prior agreement, the Executive shall be entitled to benefits described in subsections (a) through (d) below, the distribution of which shall be subject to the provisions of Sections 5.4, 5.5 and 5.8.

(a)	The Company shall pay to the Executive on the Termination Date, in a lump sum, in cash (less applicable withholdings), (i) all base salary and accrued vacation pay earned by the Executive through the Termination Date (the "Accrued Obligations"); and (ii) the Executive's actual incentive bonus earned, based on the achievement of corporate and individual goals through the date of Executive's termination; provided however, that if any portion of the Executive's actual incentive bonus earned is not determinable as of the date of termination, Executive shall receive for that portion an amount equal to the pro rated portion of Executive's annual target bonus, based upon the number of days during such calendar year that the Executive had been employed prior to the Termination Date.

(b)	During the Severance Period, the Company shall continue to pay to the Executive, in accordance with the Company's regular payroll practices, the Executive's base salary.

(c)	During the Severance Period, the Company shall continue to provide coverage to the Executive in accordance with and subject to the terms of the applicable welfare benefit plans of the Company in effect on the Termination Date; provided, however, that if the Executive becomes reemployed with another employer and is eligible to receive a particular type of benefits (e.g., health insurance benefits) from such employer, then the Company shall no longer be required to provide those particular benefits to the Executive.

(d)	With respect to any Awards granted to the Executive by the Company prior to the Termination Date:

(i)	any such Awards that are subject to time-based vesting and are unvested as of the Termination Date shall continue to vest through the Severance Period;

(ii)	all Awards that have an exercise period, including without limitation stock options, shall remain exercisable by the Executive for ninety (90) days following the conclusion of the Severance Period but in no event beyond the maximum term of any such Award; and

(iii)	any performance-based Awards shall have such terms as are set forth in the grant agreement applicable thereto.

The Executive acknowledges and agrees that the provisions of this Section 5.1(d) may cause all stock options which had previously been qualified as Incentive Stock Options under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code", which term shall include applicable Treasury Regulations) to become non-qualified options and lose, irrevocably, any tax-advantaged treatment previously available, except to the extent that the effectiveness of such provisions would permit such options to qualify as a grant of new Incentive Stock Options under Section 422 (in which case the exception shall be applied by the Company to the Options with the lowest exercise prices as Incentive Stock Options up to the $100,000 limit in Section 422).

5.2           Termination Following Change in Control. If the Company terminates the Executive's employment other than for Cause, Disability or death within twelve (12) months following a Change in Control, or if the Executive terminates his or her employment for Good Reason within twelve (12) months following a Change in Control, then notwithstanding anything to the contrary contained in any prior agreement, the Executive shall be entitled to benefits described in subsections (a) through (d) below, the distribution of which shall be subject to the provisions of Sections 5.4, 5.5 and 5.8:

(a)	The Company shall pay to the Executive on the Termination Date, in a lump sum, in cash (less applicable withholdings):

(i)	the Accrued Obligations;

(ii)	the Executive's annual target bonus for the calendar year in which the termination occurred, pro-rated based upon the number of days during such calendar year that the Executive had been employed prior to the Termination Date; and

(iii)	an amount equal to one hundred percent (100%) of the Executive's annual base salary and target bonus.

(b)	During the Severance Period, the Company shall continue to provide coverage to the Executive in accordance with and subject to the terms of the applicable welfare benefit plans of the Company in effect on the Termination Date; provided, however, that if the Executive becomes reemployed with another employer and is eligible to receive a particular type of benefits (e.g., health insurance benefits) from such employer, then the Company shall no longer be required to provide those particular benefits to the Executive; and

(c)	With respect to any Awards granted to the Executive by the Company prior to the Termination Date:

(i)	any Awards that are subject to time-based vesting and unvested as of the Termination Date shall become immediately exercisable effective as of the Termination Date; and

(ii)	all Awards that have an exercise period, including without limitation stock options, shall remain exercisable by the Executive for ninety (90) days following the conclusion of the Severance Period but in no event beyond the maximum term of any such Award; and

(iii)	any performance-based Awards shall have such terms as are set forth in the grant agreement applicable thereto.

The Executive acknowledges and agrees that the provisions of this Section 5.1(d) may cause any stock options which had previously been qualified as Incentive Stock Options under Section 422 of the Code to become non-qualified options and lose, irrevocably, any tax-advantaged treatment previously available.

5.3          Termination for Cause, Disability or Death. If the Company terminates the Executive's employment for Cause, Disability or death, whether prior to or following a Change in Control, then the Company shall pay the Executive (or his or her estate, if applicable), in a lump sum in cash on the Termination Date, the Accrued Obligations and (ii) to the extent not previously paid or provided, timely pay or provide to the Executive any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive following the Executive's termination of employment under any plan, program, policy, practice, contract or agreement of the Company and its subsidiaries (such other amounts and benefits shall be hereinafter referred to as the "Other Benefits"), the distribution of which shall be subject to the provisions of Section 5.8.

5.4             Section 280G Provisions.

(a)	If the Company undergoes a Change in Ownership or Control (as defined below) and any portion of the Contingent Compensation Payments (as defined below) payable to the Executive hereunder would constitute Excess Parachute Payments (as defined below), then, subject to Section 5.4(b) below, the Company shall reduce the Contingent Compensation Payments (as defined below) to the extent necessary to eliminate such Excess Parachute Payments. For purposes of this Section 5.4, the Contingent Compensation Payments so eliminated shall be referred to as the "Eliminated Payments" and the aggregate amount (determined in accordance with Treasury Regulation Section 1.280G-1, Q/A-30 or any successor provision) of the Contingent Compensation Payments so eliminated shall be referred to as the "Eliminated Amount."

(b)	Notwithstanding anything to the contrary contained in Section 5.4(a), no such reduction in Contingent Compensation Payments shall be made if (i) the Eliminated Amount exceeds (ii) the amount of the excise tax imposed on the Executive by Section 4999 of the Code with respect to the Excess Parachute Payments. The override of such reduction in Contingent Compensation Payments pursuant to this Section 5.4(b) shall be referred to as a "Section 5.4(b) Override."

(c)	For purposes of this Section 5.4 the following terms shall have the following respective meanings:

(i)	"Change in Ownership or Control" shall mean a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company, determined in accordance with Section 280G(b)(2) of the Code.

(ii)	"Contingent Compensation Payment" shall mean any payment (or benefit) in the nature of compensation that is made or made available (under this Agreement or otherwise) to a "disqualified individual" (as defined in Section 280G(c) of the Code) and that is contingent (within the meaning of Section 280G(b)(2)(A)(i) of the Code) on a Change in Ownership or Control of the Company.

(iii)	"Excess Parachute Payment" shall mean a payment described in Section 280G(b)(1) of the Code (calculated based on the applicable federal rate in effect on the Original Effective Date with respect to stock options).

(d)	Any payments or other benefits otherwise due to the Executive following a Change in Ownership or Control that could reasonably be characterized (as determined by the Company) as Contingent Compensation Payments (the "Potential Payments") shall not be made until the dates provided for in this Section 5.4(d).

(i)	In the event that the Company undergoes a Change in Ownership or Control, and the Executive becomes entitled to receive Contingent Compensation Payments relating to such Change in Ownership or Control, the Company shall (A) determine at such time or times as may be necessary to comply with the requirements under Section 280G of the Code whether such Contingent Compensation Payments constitute in whole or in part Excess Parachute Payments and (B) in the event the Company determines that such Contingent Compensation Payments constitute in whole or in part Excess Parachute Payments, notify the Executive (within 30 days after each such determination and with reasonable detail regarding the basis for its determinations) of the following: (1) which Potential Payments constitute Contingent Compensation Payments, (2) the Eliminated Amount, and (3) whether the Section 5.4(b) Override is applicable.

(ii)	Within thirty (30) days after delivery of such notice to the Executive, the Executive shall deliver a response to the Company (the "Executive Response") stating either (A) that the Executive agrees with the Company's determination pursuant to the preceding sentence, or (B) that the Executive disagrees with such determination, in which case the Executive shall set forth (1) which Potential Payments should be characterized as Contingent Compensation Payments, (2) the Eliminated Amount, or (3) whether the Section 5.4(b) Override is applicable.

(iii)	If and to the extent that any Contingent Compensation Payments are required to be treated as Eliminated Payments pursuant to this Section 5.4 and the Section 5.4(b) Override is not applicable, then the Payments shall be reduced or eliminated, as determined by the Company, in the following order: (A) any cash payments, (B) any vesting of equity awards, (C) any taxable benefits, and (D) any nontaxable benefits, in each case beginning with payments or benefits that are to be paid the farthest in time from the date that triggers the applicability of the excise tax, to the extent necessary to maximize the Eliminated Payments.

(iv)	If the Executive fails to deliver an Executive Response on or before the required date, the Company's initial determinations shall be final, and the Company shall make the Potential Payments (other than the Eliminated Payments) to the Executive within ten (10) business days following the due date for delivery to the Company of the Executive Response (except for any Potential Payments which are not due to be made until after such date, which Potential Payments shall be made on the date on which they are due).

(v)	If the Executive states in the Executive Response that he or she agrees with the Company's determinations, the Company's initial determinations shall be final, the Contingent Compensation Payments that shall be treated as Eliminated Payments shall be as set forth in the Executive Response, and the Company shall make the Potential Payments (other than the Eliminated Payments) to the Executive within ten (10) business days following delivery to the Company of the Executive Response (except for any Potential Payments which are not due to be made until after such date, which Potential Payments shall be made on the date on which they are due).

(vi)	If the Executive states in the Executive Response that he or she disagrees with the Company's determinations, then, for a period of thirty (30) days following delivery of the Executive Response, the Executive and the Company shall use good faith efforts to resolve such dispute. If such dispute is not resolved within such thirty (30) day period, such dispute shall be settled exclusively by arbitration in Boston, Massachusetts, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction. The Company shall, within ten (10) business days following delivery to the Company of the Executive Response, make to the Executive those Potential Payments as to which there is no dispute between the Company and the Executive regarding whether they should be made (except for any such Potential Payments which are not due to be made until after such date, which Potential Payments shall be made on the date on which they are due). The balance of the Potential Payments (other than Eliminated Payments) shall be made within ten (10) business days following the resolution of such dispute.

(vii)	Subject to the limitations contained in Sections 5.4(a) and (b) hereof, the amount of any payments to be made to the Executive following the resolution of such dispute shall be increased by amount of the accrued interest thereon computed at the prime rate announced from time to time by Bank of America, compounded monthly from the date that such payments originally were due.

(viii)	In the event the Company is required to perform a redetermination in accordance with Treas. Reg. 1.280G-1 Q/A-33(b) with respect to any Contingent Compensation Payments, this Section 5.4(d) shall apply with respect to such redetermination and the parties shall make such adjustments as may be necessary as a result of such redetermination including, if appropriate, the payment by the Company of Contingent Compensation Payments previously treated as Eliminated Payments if the Section 5.4(b) Override applies as a result of such redetermination.

(e)	The provisions of this Section 5.4 are intended to apply to any and all payments or benefits available to the Executive under this Agreement or any other agreement or plan of the Company under which the Executive receives Contingent Compensation Payments.

5.5           Release. The obligation of the Company to make the payments and provide the benefits to the Executive under Section 5.1, 5.2 or 5.3 is conditioned upon the Executive signing a release of claims in the form attached hereto as Exhibit B, or such other form as may be agreed to by the Company and the Executive (the "Employee Release"), within twenty-one (21) days (the "Release Period") following the Termination Date and upon the Executive not revoking the Employee Release in a timely manner thereafter. Provided that the Employee Release has become binding, the payments to the Executive under Section 5.1 or 5.2 shall be payable or shall commence on the 30th day following the Termination Date. Notwithstanding the foregoing, the provisions of benefits under Section 5.1(c) and 5.2(c) shall continue during the Release Period and any applicable revocation period.

5.6           Exclusive Severance Benefits. The making of the payments and the provision of the benefits by the Company to the Executive under Section 5.1, 5.2 or 5.3 shall constitute the entire obligation of the Company to the Executive as a result of the termination of his or her employment under the circumstances set forth in such Sections, and the Executive shall not be entitled to additional payments or benefits under any other plan, program, policy, practice, contract or agreement of the Company or its subsidiaries.

5.7           Mitigation. The Executive shall not be required to mitigate the amount of any payment or benefits provided for in Section 5.1, 5.2 or 5.3 by seeking other employment or otherwise. Further, except as provided in Section 5.1(c) and 5.2(c), the amount of any payment or benefits provided for in Section 5.1, 5.2 or 5.3 shall not be reduced by any compensation earned or benefits received by the Executive as a result of employment by another employer.

5.8           Section 409A. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that is considered deferred compensation upon or following a termination of employment unless such termination of employment is also a "separation from service" within the meaning of Code Section 409A. If the Executive is a "specified employee" on the date of termination within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered deferred compensation under Code Section 409A payable on account of a "separation from service," such payment or benefit shall be made or provided at the date which is the earlier of (i) the expiration of the six (6) month period measured from the date of the Executive's "separation from service", and (ii) the date of the Executive's death (the "Delay Period"). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this provision shall be paid or reimbursed to the Executive in a lump sum in cash.

5.9          Potential Recovery of Incentive Compensation. Notwithstanding any other provision of this Agreement or the Certificate of Incorporation or by-laws of the Company (including for this purpose any provision for indemnification), any compensation paid to the Executive pursuant to this Agreement or in accordance with its terms shall be subject to any policy or arrangement regarding recovery of incentive-based compensation (which may include stock options awarded as compensation and may exclude indemnification of the Executive for any such recovery) hereafter adopted by the Board of Directors of the Company in order to comply with (i) Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or any law of similar effect for recovery of incentive-based compensation previously paid, and (ii) any regulations promulgated pursuant to any such law.

6.              ADDITIONAL COVENANTS.

6.1          Non-Competition. During the Restricted Period, the Executive shall not, without the Company's prior written consent, directly or indirectly, as principal, employee, consultant, partner or stockholder of, or in any capacity with, any business enterprise (other than as a holder of not more than 1% of the combined voting power of the outstanding stock of a publicly held company):

(a)	engage in the research, development, production, marketing, or sale of a product that competes (or, upon commercialization, will compete) with any product that was marketed or sold by the Company prior to the termination of the Executive's employment and on which the Executive worked or about which the Executive acquired Confidential Information;

(b)	engage in the research, development, production, marketing, or sale of a product that competes (or, upon commercialization, will compete) with any product of the Company that had entered into a Phase 2 clinical trial prior to the termination of the Executive's employment and on which the Executive worked or about which the Executive acquired Confidential Information; or

(c)	engage in the research, development, design or commercialization of any display technology which is licensed or sold (or marketed for license or sale) in a manner that competes with the Company's phage display technology licensing and funded research program.

6.2          Non-Solicitation. During the Restricted Period, the Executive shall not, without the Company's prior written consent, directly or indirectly, as principal, employee, consultant, partner or stockholder of, or in any capacity with, any business enterprise (other than as a holder of not more than 1% of the combined voting power of the outstanding stock of a publicly held company): (i) solicit, take away or hire any employees or exclusive consultants of the Company; (ii) solicit or divert any of the business being conducted by the Company; (iii) solicit, divert or accept any business that is being actively pursued by the Company with any customer or partner; or (iv) divert investors or potential investors from the Company.

6.3          Non-Disparagement. During the Term of this Agreement and at all times thereafter, the Executive shall not make any disparaging remarks to any third party concerning the Company or any of its officers, directors, agents, employees, successors and assigns which might damage or adversely affect their respective reputations, goodwill, or businesses.

7.             Settlement of Disputes; Arbitration.

All claims by the Executive for benefits under this Agreement shall be directed to the Board and shall be in writing. Any denial by the Board of a claim for benefits under this Agreement shall be delivered to the Executive in writing and shall set forth the reasons for the denial and the provisions of this Agreement relied upon. Any further dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Boston, Massachusetts, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction.

8.              Miscellaneous.

8.1           Successors. This Agreement shall be binding upon the Company and its successors and assigns. This Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amount would still be payable to the Executive or his or her family hereunder if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of the Executive's estate.

8.2           Notice. All notices, instructions and other communications given hereunder or in connection herewith shall be in writing. Any such notice, instruction or communication shall be sent either (i) by registered or certified mail, return receipt requested, postage prepaid, or (ii) prepaid via a reputable nationwide overnight courier service, in each case addressed as follows:

If to the Company, to:	Dyax Corp.
55 Network Drive
Burlington, Massachusetts 01803
	Attention:	Director of Human Resources
	Attention:	Corporate Counsel

If to the Executive, to:

or to such other address as either the Company or the Executive may have furnished to the other in writing in accordance herewith). Any such notice, instruction or communication shall be deemed to have been delivered five business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent via a reputable nationwide overnight courier service. Either party may give any notice, instruction or other communication hereunder using any other means, but no such notice, instruction or other communication shall be deemed to have been duly delivered unless and until it actually is received by the party for whom it is intended.

8.3           Employment by Subsidiary. For purposes of this Agreement, the Executive's employment with the Company shall not be deemed to have terminated solely as a result of the Executive continuing to be employed by a wholly-owned subsidiary of the Company.

8.4          Executive's Cooperation. During the Term and thereafter, in the latter case subject to the Company's payment of the Executive's reasonable out-of-pocket expenses that have been approved in advance, the Executive shall, at reasonable times and subject to the Executive's other obligations, reasonably cooperate with the Company and its subsidiaries in any internal investigation, any administrative, regulatory or judicial proceeding or any dispute with a third person as reasonably requested by the Company or any of its subsidiaries (including the Executive being available to the Company and its subsidiaries upon reasonable notice for interviews and factual investigations, appearing at the Company's or any of its subsidiaries' request to give testimony without requiring service of a subpoena or other legal process, volunteering to the Company and its subsidiaries all pertinent information and turning over to the Company and its subsidiaries all relevant documents which are or may come into the Executive's possession with respect to which the Executive does not owe a countervailing duty of confidentiality or nonuse, all at times and on schedules that are reasonably consistent with the Executive's other permitted activities and commitments).

8.5           Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

8.6           Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the internal laws of the Commonwealth of Massachusetts, without regard to conflicts of law principles.

8.7           Waivers. No waiver by the Executive at any time of any breach of, or compliance with, any provision of this Agreement to be performed by the Company shall be deemed a waiver of that or any other provision at any subsequent time.

8.8           Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but both of which together shall constitute one and the same instrument.

8.9           Tax Withholding. Any payments provided for hereunder shall be paid net of any applicable tax withholding required under federal, state or local law.

8.10           Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto in respect of the subject matter contained herein; and any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and cancelled, including without limitation the Existing Employment Agreement. Notwithstanding the foregoing, the Company's Employee Confidentiality Agreement as in effect from time to time between the Company and the Executive, shall not be superseded by or modified by the terms of this Agreement and shall remain in full force and effect.

8.11           Amendments. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Executive.

8.12           Executive's Acknowledgements. The Executive acknowledges that he or she: (a) has read this Agreement; (b) has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of the Executive's own choice or has voluntarily declined to seek such counsel; and (c) understands the terms and consequences of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Executive Retention Agreement as an instrument under seal of the date first set forth above.

Dyax Corp.		EXECUTIVE

By:
Name:
Title:

Exhibit A

DEFINED TERMS

Award	“Award” shall mean any option, stock appreciation right, performance share, restricted stock, stock unit or other stock-based award awarded under the Company’s Amended and Restated 1995 Equity Incentive Plan, as amended from time to time, or any successor plan.

Board	"Board" shall mean the Board of Directors of the Company

Change in Control               "Change in Control" shall mean an event or occurrence set forth in any one or more of subsections (a) through (d) below:

(a)	any "person," as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportion as their ownership of stock in the Company) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly (other than as a result of acquisitions of such securities from the Company), of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company's then outstanding securities entitled to vote generally in the election of directors;

(b)	individuals who, as of the date hereof, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of directors of the Company) shall be, for purposes of this Agreement, considered to be a member of the Incumbent Board;

(c)	the consummation of a merger, share exchange or consolidation of the Company or any subsidiary of the Company with any other entity (each a "Business Combination"), other than (A) a Business Combination that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of another entity) beneficial ownership, directly or indirectly, of a majority of the combined voting power of the Company or the surviving entity (including any person that, as a result of such transaction, owns all or substantially all of the Company's assets either directly or through one or more subsidiaries) outstanding immediately after such Business Combination or (B) a merger, share exchange or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no "person" (as defined above) is or becomes the beneficial owner of fifty percent (50%) or more of the combined voting power of the Company's then outstanding securities; or

(d)	the stockholders of the Company approve (A) a plan of complete liquidation of the Company; or (B) an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets but excluding a sale or spin-off of a product line, business unit or line of business of the Company if the remaining business is significant as determined by the Company's board of directors in its sole discretion.

Exhibit A

Cause                                    "Cause" shall mean:

(a)	the willful and continued failure by the Executive to perform his or her duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness or any failure resulting from the Executive's termination of his or her employment with the Company for Good Reason), as determined by the Company; or

(b)	any act of material misconduct (including insubordination) or the commission of any act of dishonesty or moral turpitude in connection with the Executive's employment, as determined by the Company; or

(a)	the Executive's conviction or plea of nolo contendere of a felony or a crime involving moral turpitude.

Disability	"Disability" shall mean the Executive shall have been deemed "disabled" by the institution appointed by the Company to administer the Company's Long-Term Disability Plan (or successor plan).

Good Reason                       "Good Reason" shall mean the occurrence, without the Executive's written consent, of any of the following events or circumstances:

(a)	The material diminution of the Executive's duties with the Company from that immediately prior to the Change in Control; or

(b)	A material reduction by the Company (other than across-the-board reductions applicable to all similarly situated employees of the Company and the acquiror of the Company), in the Executive's base salary in effect immediately prior to the Change in Control; or

(c)	Any requirement by the Company that the location at which the Executive performs his or her principal duties for the Company be changed to a new location that is more than fifty (50) miles from the location at which the Executive performs his or her principal duties for the Company immediately prior to the Change in Control.

Restricted Period              "Restricted Period" shall mean the period of twelve (12) months immediately following the Termination Date.

Severance Period               "Severance Period" shall mean: (i) with respect to any termination that occurs under Section 5.1, the period of nine (9) months following the Termination Date, or (ii) with respect to any termination that occurs under Section 5.2, the period of twelve (12) months immediately following the Termination Date.

Termination Date               "Termination Date" shall mean the close of business on the date specified in the Notice of Termination (which date may not be less than fifteen (15) business days or more than one hundred twenty (120) days after the date of delivery of such Notice of Termination), in the case of a termination other than one due to the Executive's Disability or death, or the date of the Executive's Disability or death, as the case may be.

Exhibit A

EXHIBIT B

RELEASE

In consideration of the payment to me of the severance benefits pursuant to my Executive Severance Benefit Agreement with Dyax Corp. (the "Company") dated ___________________, 2010 (the "Agreement"), I hereby agree as follows:

1.          I, on behalf of myself and my representatives, agents, estate, heirs, successors and assigns, hereby irrevocably and unconditionally release, remise and discharge the Company, its officers, directors, stockholders, affiliates (within the meaning of the Securities Act of 1933), attorneys, agents and employees, and their respective predecessors, successors and assigns (collectively, the "Company Releasees"), from any and all actions or causes of action, suits, claims, complaints, liabilities, contracts, torts, debts, damages, controversies, rights and demands, whether existing or contingent, known or unknown, arising up to and through the date of this Release out of my employment, or the termination of my employment, with the Company, including, but not limited to, all employment discrimination claims under the Age Discrimination in Employment Act, 29 U.S.C. §621 et seq., Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., the Americans With Disabilities Act of 1990, 42 U.S.C. § 12101 et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the Worker Adjustment and Retraining Notification Act ("WARN"), 29 U.S.C. § 2101 et seq., the Massachusetts Fair Employment Practices Act, M.G.L. c.151B, § 1 et seq., the Massachusetts Civil Rights Act, M.G.L. c.12, §§ 11H and 11I, the Massachusetts Equal Rights Act, M.G.L. c.93, § 102 and M.G.L. c.214, § 1C, the Massachusetts Labor and Industries Act, M.G.L. c.149, § 1 et seq., and the Massachusetts Privacy Act, M.G.L. c.214, § 1B, all as amended, and all claims arising out of the Fair Credit Reporting Act, 15 U.S.C. § 1681 et seq. and the Employee Retirement Income Security Act of 1974 ("ERISA"), 29 U.S.C. § 1001 et seq., all as amended; and all claims to any non-vested ownership interest in the Company, contractual or otherwise, including, but not limited to, claims to stock or stock options. Notwithstanding the foregoing, (a) nothing in this Release prevents me from filing, cooperating with, or participating in any proceeding before the EEOC or a state Fair Employment Practices Agency (except that I acknowledge that I may not recover any monetary benefits in connection with any such claim, charge or proceeding), (b) this Release does not extend to any rights I have that arise after the date hereof under the Agreement and (c) this Release does not extend to any rights I may have to indemnification as an officer or director of the Company under the provisions of the Company's By-laws or applicable law.

2.           I have been advised by the Company to consult with counsel before signing this Release, and have been given the opportunity to consult with my own counsel prior to signing this Release.

3.           I have been given up to twenty-one (21) days from the receipt of this Release to consider whether to execute this Release.

4.           I have been advised that even after I sign this Release, I may revoke it within seven (7) days of the date of my signing by delivering a signed revocation notice to the Company. Delivery by ordinary mail will effectively revoke my assent to this Release if it is postmarked no later than seven days after I sign this Release.

5.           This Release shall not become effective and in force until eight days after I sign, provided I have not timely revoked my acceptance.

6.           I acknowledge and reaffirm my obligations under the Dyax Corp. Employee Confidentiality Agreement.

7.           No representation, promise or inducement has been offered or made to induce me to enter into this Release, and I am competent to execute this Release and accept full responsibility therefor.

Signature:

Name:

Exhibit B